Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES

SAN FRANCISCO - March 3, 2011 - Gap Inc. (NYSE: GPS) today reported that February 2011 net sales decreased 2 percent compared with last year.

Net sales for the four-week period ended February 26, 2011 were $821 million compared with net sales of $838 million for the four-week period ended February 27, 2010. The company's comparable sales for February 2011, which include the associated comparable online sales, were down 3 percent compared with a 4 percent increase for February 2010.

The company noted that February represents a relatively small part of its overall revenue. The management team continues to be focused on delivering full year goals, as outlined during last week's quarterly earnings announcement.

Beginning in fiscal year 2011, the company reports comparable sales including the associated comparable online sales.

Comparable sales for February 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 1 percent versus positive 1 percent last year
  Banana Republic North America: negative 4 percent versus positive 7 percent last year
  Old Navy North America: negative 4 percent versus positive 5 percent last year
  International: negative 7 percent versus flat last year

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

March Sales

The company will report March sales on April 7, 2011.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-owned stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations:

Mark Webb

(415) 427-2161

investor_relations@gap.com

Media Relations:

Emily Russel

(415) 427-6230

press@gap.com